EXHIBIT 99.1

EBAY INC. ADDS TWO INDEPENDENT DIRECTORS IN PREPARATION FOR EBAY AND PAYPAL SEPARATION

Tony Bates and Gail McGovern Appointed to the Board

Bill Ford and Dick Schlosberg to Retire from the Board as of the 2015 Annual Meeting

SAN JOSE, Calif. (March 23, 2015) - eBay Inc. (Nasdaq: EBAY) today announced the appointment of two new independent directors in anticipation of completing its previously announced separation of eBay and PayPal. Tony Bates, President of GoPro, and Gail McGovern, President and CEO of the American Red Cross, have been appointed to eBay Inc.’s board of directors.

“The appointments of Tony and Gail to the board represent our commitment to adding highly qualified independent directors in preparation for creating two world-class boards,” said John Donahoe, President and CEO of eBay Inc. “Tony and Gail are accomplished leaders. We look forward to their valuable insights and contributions as we launch two dynamic, global companies that are well positioned to create lasting value for their shareholders and customers.”

Commenting on his appointment, Mr. Bates said: “The planned separation of eBay and PayPal will create two more nimble and focused companies that are better able to compete and win in the rapidly evolving commerce and payments markets. I am excited to join the board at this important juncture in eBay’s history and work with the management team and board as we set both of these great companies up for continued growth.”

Commenting on her appointment, Ms. McGovern said: “I’m delighted to join the board of this remarkably forward-thinking and trailblazing company. I look forward to working with eBay’s leadership team and the other board members to build on the company’s track record of innovation in commerce and payments.”

eBay Inc. also announced that current directors William C. Ford and Richard T. Schlosberg, who have served for 10 years and 11 years, respectively, have advised the company that they do not plan to stand for re-election to the board at the 2015 Annual Meeting. With the appointment of Mr. Bates and Ms. McGovern, eBay Inc.’s board currently is comprised of 17 directors, 15 of whom are independent. Following the company’s Annual Meeting, which will be held on May 1, 2015, eBay’s board will be comprised of 15 directors, 13 of whom will be independent.

“On behalf of our company, I want to thank Bill and Dick for their years of wise counsel, invaluable service and commitment to our shareholders,” said Mr. Donahoe. “They contributed greatly to our strategic plan, helping lead eBay through a period of successful growth and ensuring that our businesses are poised for future success.”

Additionally, eBay Inc. announced that Jonathan Christodoro has been elected to its board as part of the previously announced standstill agreement with Carl Icahn, the company’s largest active shareholder.

eBay Inc.’s full slate of director nominations are included in its 2015 proxy statement, which was filed with the Securities and Exchange Commission (SEC) today and submitted for shareholder approval at the 2015 Annual Meeting.

Separately, the company noted that it continues to make solid progress on the separation of eBay and PayPal and remains on track to complete the transaction in the second half of 2015. Last month, PayPal filed its Form 10 with the SEC to begin the securities registration process. PayPal expects to update its Form 10 filing in the second quarter 2015 to include details on the separation and distribution and operating agreements between eBay and PayPal, as well as other corporate and business information.

Biographical Information on New Directors

Tony Bates
Mr. Bates brings 25 years of technology leadership, insight and knowledge to eBay Inc.’s board. He has an unparalleled track record of entrepreneurship and is a recognized technology leader with a keen ability to anticipate consumer and industry trends. He currently serves as President and member of the board of directors of GoPro, Inc. He previously served as Executive Vice President of Microsoft’s Business Development and Evangelism group, leading its corporate strategy team. Prior to that role, he was CEO of Skype from 2011 to 2013, where he oversaw the company’s successful integration into Microsoft. Earlier in his career, he held a series of positions of increasing responsibility at Cisco, including directing the company’s $14 billion Enterprise Group. Mr. Bates also is a member of the board of directors of Sirius XM Radio, Inc. and Big Switch Networks, Inc.

Gail McGovern
Ms. McGovern brings deep management and financial expertise to the board, having served in senior leadership positions at some of the world’s largest and most recognized companies and organizations. She has more than 28 years of corporate experience, including serving as President of Fidelity Personal Investments, a unit of Fidelity Investments, and Executive Vice President of AT&T’s Consumer Markets Division, the company’s largest business unit. She is the current President and CEO of the American Red Cross, where she has led a number of initiatives to improve the organization’s financial stability and expand the reach of its lifesaving services. Ms. McGovern also was on faculty at the Harvard Business School. She serves on the board of DTE Energy and The Weather Company, and is a member of President Obama’s Management Advisory Board. She graduated from Johns Hopkins University and received her MBA from Columbia University.

About eBay Inc.
eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $255 billion of commerce volume in 2014. We do so through eBay, one of the world’s largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.